UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION RE QUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12
WESTCORE TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person Filing Proxy Statement, if other than the Registrant)

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Westcore Trust

Westcore Global Large-Cap Dividend Fund

Westcore International Small-Cap Fund

Westcore Large-Cap Dividend Fund

Westcore Micro-Cap Opportunity Fund

Westcore Mid-Cap Value Dividend Fund

Westcore Mid-Cap Value Dividend Fund II

Westcore Small-Cap Growth Fund

Westcore Small-Cap Growth Fund II

Westcore Smid-Cap Value Dividend Fund

Westcore Colorado Tax-Exempt Fund

Westcore Flexible Income Fund

Westcore Municipal Opportunities Fund

Westcore Plus Bond Fund

Westcore Small-Cap Value Dividend Fund

(each, a “Fund”)

Supplement dated January 10, 2018

to the

Summary Prospectus, Prospectus, and Statement of Additional Information dated April 30, 2017 as subsequently supplemented and revised

Denver Investment Advisors, LLC (“DIA”) currently serves as the investment adviser for each Fund. DIA has entered into an agreement (the “Agreement”) pursuant to which substantially all of DIA’s assets will be acquired by Segall Bryant & Hamill LLC, an investment adviser registered with the Securities and Exchange Commission (“SBH”). In accordance with the Investment Company Act of 1940, the closing of the transaction (the “Transaction”) contemplated by the Agreement will cause each Fund’s current investment advisory contract with DIA to terminate. In this regard, at a meeting held on January 10, 2018, the Funds’ Board of Trustees (the “Board”) considered and approved a new investment advisory agreement between Westcore Trust and SBH with respect to each Fund (each, an “SBH Agreement”), pursuant to which SBH would become the investment adviser for each Fund upon the closing (the “Closing”) of the Transaction. The Closing is subject to certain customary conditions, including various required approvals (such as approval of the SBH Agreements by Fund shareholders). The Transaction is expected to close during the second calendar quarter of 2018. The Transaction may be delayed or even terminated due to unforeseen circumstances.

In connection with the Transaction, the Funds identified below will undergo certain changes in their portfolio managers.

•	Westcore Mid-Cap Value Dividend Fund, Westcore Mid-Cap Value Dividend Fund II, Westcore Smid-Cap Value Dividend Fund and Westcore Small-Cap Value Dividend Fund. Derek Anguilm, Mark Adelmann, Troy Dayton, Lisa Ramirez and Alex Ruehle currently serve as the portfolio managers of these Funds. Ms. Ramirez and Messrs. Anguilm, Adelmann and Ruehle are expected to continue to serve as the aforementioned Funds’ portfolio managers after the Closing. Effective as of the earlier of the Closing or March 31, 2018, it is expected that Mr. Dayton will resign from DIA and will no longer serve as a portfolio manager.

•	Westcore Global Large-Cap Dividend Fund and Westcore Large-Cap Dividend Fund. Derek Anguilm, Mark Adelmann, Troy Dayton, Paul Kuppinger, Lisa Ramirez and Alex Ruehle currently serve as the portfolio managers of these Funds. Ms. Ramirez and Messrs. Anguilm, Adelmann, Kuppinger and Ruehle are expected to continue to serve as the aforementioned Funds’ portfolio managers after the Closing. Effective as of the earlier of the Closing or March 31, 2018, it is expected that Mr. Dayton will resign from DIA and will no longer serve as a portfolio manager.

•	Westcore Plus Bond Fund. Gregory Shea and Darren Hewitson will be added as portfolio managers for the Westcore Plus Bond Fund effective March 31, 2018. Kenneth Harris and Troy Johnson continue to serve as portfolio managers of the Fund.

o	Mr. Shea is a portfolio manager and credit research analyst on the Fixed Income team at DIA. He is also a partner of the firm. Prior to joining the firm in 2008, Mr. Shea worked as a high-yield credit analyst at Lehman Brothers Asset Management for four years. He also worked as an investment banking analyst at Banc of America Securities for one year and held a bank credit analyst position at Bank of America for two years. Mr. Shea received a BS and MSBA from Washington University. He is a CFA® charterholder and a member of CFA Institute and CFA Society Colorado.

o	Mr. Hewitson is a portfolio manager on the Fixed Income team and a partner at DIA. Prior to joining the firm in 2008, Mr. Hewitson worked as an accountant at 180 Connect and Munro & Noble Solicitors and Estate Agents. Mr. Hewitson received a BAcc degree from the University of Glasgow, Scotland. He is a CFA® charterholder and a member of CFA Institute and CFA Society Colorado.

•	Westcore Small-Cap Growth Fund and Westcore Small-Cap Growth Fund II. Mitch Begun, Adam Bliss and Brian Fitzsimons currently serve as the portfolio managers of these Funds. Messrs. Begun and Fitzsimons are expected to continue to serve as the Funds’ portfolio managers after the Closing. Effective as of the earlier of the Closing or March 31, 2018, it is expected that Mr. Bliss will resign from DIA and will no longer serve as a portfolio manager.

In addition to approving the SBH Agreements, the Board has approved the submission of a proposal to each Fund’s shareholders to approve the SBH Agreement for each Fund. A special meeting of Fund shareholders will be held to consider the SBH Agreements. Proxy materials will be sent to Fund shareholders with more information about the SBH Agreements and related matters.

You should read the proxy statement when it is available because it contains important information. You will also be able to obtain free copies of the proxy statement at the Securities and Exchange Commission website at www.sec.gov once the proxy statements have been mailed. You can also obtain free copies of the Funds’ Prospectus and Statement of Additional Information, as well as the Funds’ Annual Report, by calling 800.392.CORE (2763), by writing ALPS Distributors, Inc. at Westcore Funds, P.O. Box 44323, Denver, CO 80201, or by visiting www.westcore.com.

The foregoing is not an offer to sell, nor is it a solicitation of an offer to buy, any shares of any Fund.

The participants in the proxy solicitation include Westcore Trust, DIA, and the Trustees of Westcore Trust.

Information regarding the Fund shares owned by DIA, by certain DIA employees and principals, and by each Trustee of Westcore Trust can be found in the Funds’ Statement of Additional Information, which can be obtained by calling 800.392.CORE (2763), by writing ALPS Distributors, Inc. at Westcore Funds, P.O. Box 44323, Denver, CO 80201, or by visiting www.westcore.com.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE